Exhibit 21.1

SUBSIDIARIES OF BLEND LABS, INC.

Subsidiary	Jurisdiction

Blend Brokerage, Inc. dba Blend Realty	Delaware
Blend Title Insurance Agency, Inc.	Delaware
Blend Insurance Agency, Inc.	Delaware
Blend Operations, Inc.	Delaware
Blend Insights, Inc.	Delaware
Blend Title of Utah, LLC	Utah
Title365 Holding Co.	California
T365 Company LLC	Pennsylvania
Title365 Company	California
Title365 Signings Inc.	Wyoming
Title365 Company of Louisiana LLC	Louisiana
Title365 Company of Alabama LLC	Alabama
Blend Labs India Private Limited	India